Exhibit 14.1
Olin Corporation
Code of Conduct

Letter from Our CEO

Dear Fellow Employee:
At Olin, we've built strong, lasting relationships with our customers, suppliers and other partners through our commitment to acting with integrity-first, last and always. While we strive to excel, we also need to step back for a moment and remind ourselves of why we do things the way we do.
This Code is designed to be a guide for all of us at Olin. Please take the time to read it in its entirety and keep it where you can refer back to it later. The principles of this Code apply to us all, regardless of position or seniority, and to the independent agents, consultants, contractors and temporary employees who work on behalf of our company.
If you have questions about the Code or need guidance on a business issue, you have an important responsibility to seek assistance from your manager or any of the company resources identified in this booklet or at your location. You may also contact Olin's confidential Help-Line service by phone or on the Internet, no matter where you are located. As a company, we appreciate your questions because they help to improve our processes and solve problems as they arise.
Our reputation as a company is built on our individual actions and the decisions that we make every day. Thank you for your commitment to represent Olin with the highest standards of integrity. By doing so, you help to ensure the long-term growth and prosperity of all our stakeholders.
Sincerely,

Joseph D. Rupp
Chairman, President and Chief Executive Officer

i

Our Company Values
Our success as a company is directly linked to our commitment to operate with integrity every day, in every way and by every employee in our company.
Our company Values and our Code of Conduct are the basis for how we do business. Our Values establish standards of behavior for every employee at every level of our organization. Our four Values are:
Integrity-First, Last and Always
Integrity means doing what's right. It's about compliance with the law, fairness and respect in our dealings with each other, meeting our commitments to our customers and responsible care for the environment and communities we live in.

Helping Our Customers Succeed
We must continually strive to exceed customer expectations. We must anticipate customer needs and provide innovative products and services and superior value.

Continuous Improvement and Innovation
Success comes from never being satisfied. We must continually challenge ourselves, be open to new ideas, solve problems and look for ways to reduce cost and eliminate waste.

Olin People
Employees define Olin's future. We must respect the diversity of our workforce and treat others as we would want to be treated. We must also take and accept responsibility and be a role model for others.

Table of Contents

Our Company Values	ii
Introduction: Operating with Integrity - Everyday, Everyway, Everyone	1
About the Code	1
Our Commitment	1
Our Responsibility to Raise Issues and Concerns	3
Where We Can Get Help	3
The Ethics Office	3
Olin's 24-Hour Help-Line	3
Confidentiality of Reports	4
Protection from Retaliation	4
How Our Company Investigates Reports	5
Guidance for Employees	5
Guidance for Managers	6
Our Responsibility to Our Fellow Employees	7
Promoting Equal Employment Opportunity and Diversity	7
Treating Each Other with Respect	7
Ensuring Our Workplace is Alcohol and Drug-Free	8
Protecting Employee Information and Confidentiality	8
Our Responsibility to Protect Our People, Our Environment and Our Communities	10
Environment, Health, Safety and Security	10
Responsible Care®	10
Preventing Violence in Our Workplace	11
Our Responsibility to Help Our Company Succeed	12
Protecting Company Assets	12
Safe and Appropriate Use of Our Networks	15
Ensuring No Conflicts of Interest	17
Providing Gifts and Entertainment	20
Our Responsibility to Our Customers, Suppliers and Business Partners	23

Product Quality	23
Working with Our Suppliers	23
Competing for Business	24
Participating in the Global Marketplace	27
Special Responsibilities When Working with Our Government Partners	31
Ensuring Integrity in the Procurement Process	31
Restrictions on Gifts and Entertainment	31
Classified, Proprietary and Source Selection Information	32
Performing All Contract Requirements	32
Reporting Requirements	33
Cooperating Fully with Government Inspections and Investigations	33
Hiring Former Government Employees	33
Our Responsibility to Communicate with the Public	34
Public Disclosures	34
Political Contributions and Activities	34
Important Contact Information	36
The Ethics Office	36
The Olin Help-Line	36
Additional Resources	36
Employee Assistance Program	37
Policies	38

Introduction: Operating with Integrity-Everyday, Everyway, Everyone

About the Code
Our Code of Conduct is our commitment to operate with integrity. It provides an overview of important company policies as well as certain laws and regulations that apply to our business activities. The Code also provides information about our responsibility to ask for advice when we need help and raise issues and concerns if we are aware of illegal or unethical conduct.
Please take the time to read through this revised edition of our Code. Details about company policies referenced in this Code are available on Olin's internal Business Practices website and at each of our operating locations.
Who must comply with this Code
Every Olin employee anywhere in the world, whether full-time, part-time or temporary, is responsible for adhering to the standards and policies summarized in this Code.
Our Code also applies to members of Olin's Board of Directors with respect to all activities they engage in on Olin's behalf, and to any independent agents, consultants, contractors and other business partners working on behalf of Olin.
Where to go for more information
Our Code and the other company resources referenced here are designed to provide guidance for situations where we act on Olin's behalf. For questions about how to respond in a particular business situation, our Code is a good place to start. Keep in mind, though, that the Code does not provide detailed information about every legal requirement in the U.S. or in other countries where we do business. Additionally, the Code does not cover every corporate or location policy or procedure. In some cases, the laws, policies or procedures at a particular location or business unit may be stricter than those in this Code. If this situation occurs, always seek advice from your manager or any of the other resources listed in the Code on which standard to follow.
Waivers and revisions to the Code
Any waivers to Olin's Code involving an Executive Officer or member of the Board of Directors must be reviewed and approved in advance by the Audit Committee of the Board of Directors. As required by law, any such waivers including any revisions to the Code itself will be promptly disclosed in the Investor Relations section of Olin's external website at: http://www.olin.com.
Our Commitment
We are all expected to comply with both the letter and the spirit of our Code. This means we must understand and comply with each company policy, law and regulation that applies to our jobs, even if we feel pressured to do otherwise. Our Code also requires us to seek guidance if we have questions or concerns and to cooperate fully in any investigation of suspected violations of the Code that may arise in the course of our work with Olin.

Periodically, we may be asked to provide a written certification that we have reviewed and understand our Code, complied with its standards and are not personally aware of any violations of the Code by others. This certification is our pledge to live up to our Code and its expectations and to promptly raise concerns about any situation that we think may violate our Code. Employees who violate our Code put themselves, their fellow employees and our company at risk and are subject to disciplinary action up to and including termination of employment.
Additional responsibilities for managers
Managers have an important responsibility to lead by example and maintain the highest standards of behavior. This includes ensuring that those they supervise understand our Code and the policies, laws and regulations that affect our business and our reputation.
Managers should also work to create an open environment where individuals feel comfortable raising issues and concerns without fear of retaliation. If an issue is raised, managers are expected to take prompt action to address the concerns and correct any problems that arise. Most importantly, managers must ensure that everyone they supervise understands that business performance is never more important than ethical business conduct.
See also “Guidance for Managers” in the next chapter.

Our Responsibility to Raise Issues and Concerns
Each of us has a responsibility to ask questions and raise concerns about problems in our workplace. This is particularly true if we suspect a violation of law or company policy or if we have knowledge of improper activities. By asking questions or raising concerns early, we help our company solve problems and ensure a safe and productive work environment.
Where We Can Get Help
There are numerous resources available when we need advice or have a concern about workplace behavior. Generally, our manager is in the best position to help us. However, if we prefer to speak to someone else, for any reason, there are other resources within the company who can help:

•	Our supervisor's manager

•	The head of our department, location or business unit

•	The Human Resources Department

•	Olin's Law Department

•	Our local or Division Ethics Office

•	The Corporate Ethics Office (314-355-8285)

•	Olin's confidential, 24-hour Help-Line service

•	In the U.S. and Canada, call toll-free: 1-800-362-8348

•	Other locations, call the USA collect: 203-750-3100

•	On the Internet, go to: http://www.olinhelp.com
The Ethics Office
Olin's Corporate Ethics Office oversees the Code of Conduct and manages ethics initiatives at all Olin locations. In addition, each Olin office or manufacturing facility has one or more designated Ethics Officers. Olin's Ethics Officers are available to answer questions at any time, no matter what the nature of the issue or how minor it may seem. Questions or concerns are taken seriously, and will receive a prompt and professional response.
To Learn More: A complete list of Olin's Ethics Officers is available on Olin's internal website at: http://insideolin/BusinessPractices/Ethics/default.aspx
Olin's 24-Hour Help-Line
The Olin Help-Line is a confidential, 24-hour telephone and Internet reporting service where we can ask questions, get advice or report suspected violations of the law or our Code. The Help-Line service is available to Olin employees anywhere in the world. It is also available to company agents, consultants, contractors and other third parties acting on Olin's behalf, as well as to customers, shareholders or suppliers with a concern about our business practices. Translation services are provided for non-English speakers.

The Help-Line is operated by an independent outside company to assure confidentiality and to allow individuals to make an anonymous report in a manner that protects their identity. All questions and concerns reported to Olin's Help-Line are forwarded promptly to Olin's Corporate Ethics Office for review and investigation.

Examples of issues you may report to Olin's Help-Line:

•	Internal accounting control problems

•	Inappropriate gifts or entertainment

•	Bribery or kickbacks

•	Government contracting issues

•	False or misleading reports

•	Copyright misuse

•	Insider trading

•	Theft or fraud

•	Unauthorized disclosures of information

•	Record retention issues

•	Harassment or discrimination

•	Environmental issues

•	Drug or alcohol abuse

•	Quality issues

•	Safety issues

•	Conflicts of interest

Confidentiality of Reports
Reports to Olin's Help-Line are kept confidential to the fullest extent possible. To protect confidentiality and ensure anonymity when it is requested, the Help-Line never uses Caller I.D., recording devices, web-tracking or any other method to identify any person making a report. When an individual chooses to remain anonymous, the Help-Line service provides a Report Key, a password and a call-back date. The call-back date is important as it allows the individual to check the status of the report, review any follow up questions or submit more information that may be necessary to address the issue or complete an investigation of the concern. Keep in mind that while anonymity is always an option, it can be difficult to investigate certain matters that are reported anonymously if the individual making the report does not provide sufficient detail or follow up as requested.
To Learn More: For additional information about Olin's Help-Line or to make a report, go to:
http://www.olinhelp.com.
Protection from Retaliation
Those who ask questions, seek advice or report a suspected violation of our Code are protected by Olin's no retaliation policy. This means we can raise an issue in “good faith” or participate in an investigation and co-workers and managers may not harass, discriminate, terminate, suspend, threaten, demote or deny us benefits because of our report or cooperation in any resulting investigation.

Any form of retaliation by a co-worker or a manager is a violation of our Code and will not be tolerated. If we experience or suspect that retaliation may have occurred, we should contact Olin's Corporate Ethics Office or Olin's Help-Line immediately. Those who violate our no retaliation policy are subject to discipline up to and including termination of employment.

Expectations for good faith reports:
Good faith means coming forward with all the information we have about a situation that we believe violates our Code, an Olin policy or the law. Even if we only suspect that misconduct is going on, we should speak up. That gives Olin a chance to prevent a small problem from becoming a much bigger one. It's okay if it turns out that we were mistaken as long as the report was made honestly. Anyone who makes a report not in good faith may be subject to disciplinary action.

Good faith: Jason realizes after the fact that something he did was against company policy. He lets his manager know right away so that any appropriate measures can be taken to fix his mistake.
Not good faith:
Anne tells her manager about a Code violation, but makes untrue statements to “get back” at a co-worker that she doesn't like. When the full story eventually comes to light, Anne is told that she may face discipline for making false allegations.

How Our Company Investigates Reports
Issues and concerns referred or reported directly to Olin's Corporate Ethics Office or through Olin's Help-Line service are reviewed by the company's Corporate Ethics Officer. Each report is taken seriously and investigated fully using internal resources such as Olin's Internal Audit Department, Law Department or the Human Resources Department. Individuals assigned by the Corporate Ethics Officer to investigate an issue or concern are chosen on the basis of appropriate knowledge and objectivity.
We are all expected to cooperate fully with any investigation if we are asked to do so. In these cases, we must always provide truthful and complete information. Depending on the nature and seriousness of the issue under investigation, Olin may also use outside resources and involve senior management up to and including the Audit Committee of Olin's Board of Directors.
Guidance for Employees
We should raise issues or concerns with our manager or other resource in an honest and forthright manner. Here are some tips to guide our discussion:

•	Schedule a specific time to discuss the issue or concern.

•	Discuss the issue clearly, calmly and professionally.

•	Be open to questions and respond with factual information.

•	Make concerns about confidentiality clear upfront.

•	Do not share the information unless asked to do so.

Guidance for Managers
Those of us who serve in a management role have an important responsibility to encourage others to report issues and concerns and, when they do, to make sure their concerns are addressed promptly, respectfully and professionally. Here are some tips for the proper handling of concerns:

•	Be respectful. Treat concerns-and the people who raise them-with care.

•	Allow sufficient time for discussion, preferably in a private place.

•	Remain objective. Ask questions in an open-ended manner.

•	Listen calmly and professionally. Be patient and don't interrupt.

•	Think before providing an answer. If additional information is needed, obtain it before giving a response.

•	Thank the individual for bringing the issue forward.

•	Provide updates, as appropriate, and remember to follow up when the issue is resolved.

•	Protect confidentiality. Discuss with others only on a strict “need to know” basis.

•	Be alert for any behavior that could be considered retaliatory. If you see it or hear about it, report it immediately.

Our Responsibility to Our Fellow Employees
Promoting Equal Employment Opportunity and Diversity
We believe that diversity is one of our greatest strengths. For this reason, we base our hiring and promotion decisions on the qualifications and skills of an individual without regard to their race, creed, religion, color, national origin, sex, age, physical or mental disability, marital status, sexual orientation, citizenship status or any other characteristic that is protected by local laws and regulations. We also affirmatively employ and advance women, racial and ethnic minorities, veterans, special disabled veterans, and veterans of the Vietnam era in any position for which they are qualified.
Treating Each Other with Respect
We are committed to fostering a workplace where every person is treated with dignity, fairness and respect. This means that every employee, at every level of the company, has the right to work in an atmosphere that is free of discriminatory practices and harassment.
While the meaning of harassment can vary by country, we define harassment as conduct that interferes with an individual's work performance or that creates an intimidating, hostile, or offensive work environment. Harassment can happen at any level of the company, meaning it may come from co-workers or managers, as well as customers, contractors, suppliers or other third parties. No matter where it occurs or who it involves, harassment is strictly prohibited and violations will result in disciplinary action up to and including termination of employment.
Examples of harassment include verbal, nonverbal, visual or physical conduct that targets an individual's race, color, religion, sex, national origin, age, physical or mental disability, family status, veteran's status, sexual orientation or any other characteristic that is protected by local laws and regulations. Harassment may also target a person who is speaking out against illegal discrimination or participating in proceedings under anti-discrimination laws.
Sexual harassment is unwelcome conduct that includes sexual advances (whether or not they involve physical touching), sexually-oriented or suggestive comments or jokes, “sex talk,” (including comments about a person's body, sexual activities, experiences, deficiencies or preferences) physical horseplay or practical jokes of a sexual nature, sexual gestures and threats or promises of preferential treatment that is intended to make a person submit to or tolerate sexual behavior.
To Learn More: Refer to Olin's Corporate Policy 2.4, Anti-Harassment.

QUESTION: Amanda's manager has made suggestive comments to her several times. She thinks the behavior constitutes sexual harassment but she's not sure. What should she do?
ANSWER: Anytime we experience or suspect harassing behavior, we should report it, even if we're not sure that the behavior rises to the level of illegal harassment. If Amanda is comfortable, she may want to tell her manager to stop the unwanted behavior. Sometimes this resolves the problem. However, Olin recognizes that she may prefer to have the company address the situation. In this case, Amanda should contact a higher level of management or the Human Resources Department for help. She may also report harassing behavior to Olin's Help-Line service.

Ensuring Our Workplace is Alcohol and Drug-Free
We know that alcohol and drug abuse can endanger the health, safety and security of our fellow employees and our customers. It may also impact the quality and effectiveness of our company operations, the communities we live in and our company reputation. For this reason, our employees and others working on our premises or worksites may not report to work or perform any job duties while under the influence of or impaired by alcohol or drugs. In addition, we must all comply with our Substance Abuse Policy with respect to the use or possession of alcohol, prescription drugs and other controlled substances on Olin's premises or worksites.
Olin encourages employees who may have an alcohol or drug problem to seek assistance through a local Employee Assistance Program (EAP). These programs offer prepaid, confidential counseling services to any employee or family member of an employee who needs help with personal problems, including drug and alcohol problems. Employees who seek help from the EAP on a voluntary basis are not required to notify their manager or the company. However, if an employee receives a mandatory referral to the EAP for reasons of alcohol or drug abuse, the individual must comply with the program designed by the EAP.
To Learn More: Refer to Corporate Personnel Policy 28-A, Substance Abuse. For the phone number of a local EAP, contact the Medical Department or a Human Resources manager.

QUESTION: Elaine suspects that a co-worker is abusing prescription drugs. Since this is not an illegal substance, should she tell someone?
ANSWER: Yes. Abuse of legally prescribed drugs can be as dangerous as abuse of illegal substances. Elaine should share her concerns with her manager, Human Resources or Olin's Help-Line service.

Protecting Employee Information and Confidentiality
Olin respects our privacy and will protect our personal and confidential information. Access to personal employee information such as medical information and records is limited by company policy and privacy laws and regulations. Each of us has the right to access our own personnel or medical information but we may not access or use the employee records of others unless authorized to do so.
In addition, while Olin respects our privacy, our company reserves the right to inspect all facilities and property, such as computers, telephone records, lockers, e-mails, files, business documents and workplaces. For this reason, we should not expect privacy when using company-provided services or equipment.

QUESTION: Tonya works with confidential personnel information as part of her job. Because she travels frequently, she keeps this information in a folder on her laptop and on a USB drive that she can easily access. Is Tonya using proper procedures to safeguard this information?
ANSWER: No. Sensitive information, including personal employee data, should not be stored locally on a laptop computer or external storage device unless absolutely necessary. In that case, the sensitive information must be encrypted using Olin approved file encryption or encrypted devices, and the sensitive information should be deleted when no longer necessary. Contact your IT Support group if you have questions.

Our Responsibility to Protect Our People, Our Environment and Our Communities
Environment, Health, Safety and Security
Olin is strongly committed to excellence in protecting the environment, health, safety and security of our employees and those that live and work around our plants. We conduct all of our operations in compliance with all applicable laws and requirements and in a manner that protects the health and safety of our employees and everyone in the communities where we operate and where we dispose of waste materials. We also establish objectives and targets that drive sustainability and continuous improvement in environmental, health, safety and security management of our products, operations and services.
To meet our commitments, each of our plants and facilities:

•	Employ safety and health systems and practices to reduce injuries

•	Cooperate closely with law enforcement and security agencies to protect our employees and company property and support national security interests

•	Utilize pollution prevention techniques to reduce the generation and release of waste

•	Communicate openly and honestly with all regulatory agencies

•	Ensure that our disclosures and compliance records are accurate and complete

•	Notify and cooperate with appropriate authorities if an incident occurs which threatens the health, safety, security or environmental surroundings of people in or around our plants

Each of us is responsible for supporting the company's commitment to health, safety, security and environmental excellence. We can do this best by understanding the requirements that apply to our jobs and following them without deviation.
To Learn More: Refer to Corporate Policy 2.3, Environment, Health and Safety.
Responsible Care®
Our Chlor Alkali business is proud to be a Responsible Care® company. Responsible Care® is a global initiative aimed at minimizing any negative impact from the manufacture, distribution and use of chemicals while maximizing the beneficial use of our products in society. Our goal is to meet or exceed Responsible Care® guidelines in every instance.

QUESTION: The environmental control on a piece of manufacturing equipment isn't working properly and it will be several days until the replacement parts arrive. Julia's manager says she should just disable the device so that she can keep working. She questions whether this is a good idea, but he threatens to suspend her. What should Julia do?

ANSWER: Julia is right. We should never bypass, disconnect or disable any safety device, environmental control or monitoring equipment without approval from the plant environmental officer, safety officer or regulatory agency. Our safety and the safety of our co-workers, our environment and our facilities depend on these systems. Julia should report this threatening behavior to a higher level of management or any of the other resources listed in this Code.

Preventing Violence in Our Workplace
We must also be on the lookout for any threatening behavior or violence in our workplace as this behavior will not be tolerated. “Violence” includes threats or acts of violence as well as intimidating behavior. In addition, we may not possess firearms, other weapons, explosive devices or dangerous materials inside our workplace without prior authorization.
Reports of unsafe conditions, a malfunction of monitoring and control equipment, or threatening situations must be reported to our manager or another appropriate contact at our location such as a Safety Officer, EHS&S Department or Security. If a situation presents immediate danger, Security or local authorities should be contacted.

Our Responsibility to Help Our Company Succeed
Protecting Company Assets
Use of company resources
Each of us is responsible for protecting and preserving Olin's resources. We must make sure that we use company resources only for business purposes, never for personal financial gain. We must also be sure that we have our manager's approval for any personal, community or charitable use of these resources. If personal use is allowed, we must take care to avoid any use that is excessive or violates other company policies. Here are some guidelines for use of our company resources:

•	Limit personal use of company telephones, fax machines and photocopiers

•	Use electronic networks, including the Internet, only as authorized by local policy

•	Don't copy computer software programs unless authorized by licensing agreements

•	Don't take office supplies home

•	Make sure you have authorization to use company vehicles, tools, equipment or other company property

Company resources include company time, materials, supplies, equipment, information, e-mail and computer systems.

Accurate recordkeeping
Our company's documents are important assets and they are maintained for many reasons. Many records provide the basis for accounting information or are needed to meet regulatory requirements. Other documents (such as safety reports, timesheets, sales projections and many others) contain data and information critical to the continuity of our business or the preservation of our legal rights. Company records exist in many formats including paper documents, e-mail, electronic files stored on disk, tape or any other medium (CD, DVD, USB data storage devices, etc.) that contains information about our company or its business activities.
We must all understand and follow Olin's records management policies. It is a violation of our Code to alter or falsify information on any record or document or to intentionally make a false or exaggerated statement to anyone. We must never tamper with company records or remove or destroy them prior to the dates specified in our Records Retention Rules. In addition, records that have been put on “hold” by Olin's Law Department must be preserved until further notice.
To Learn More: Refer to Olin's Records Management Handbook and Records Retention Rules or contact your location's Records Officer for guidance.

Financial reporting and controls
Olin is committed to full, fair, accurate and timely disclosure in all reports and communications with government agencies and the public. Each of us is responsible for the integrity and accuracy of business documents, communications and financial reports and records. This information serves as a basis for managing our business and is important in meeting our obligations to suppliers, distributors, government regulators, investors, creditors and our customers.
All accounting information must reflect actual transactions and conform to generally accepted accounting principles. In addition, Olin maintains a system of internal accounting controls to assure appropriate authorization, recording and protection of our company's assets. Olin's internal control system is never to be intentionally circumvented.

Reporting financial issues
If we ever encounter questionable accounting or auditing practices, we must report them immediately to our manager and to Olin's Vice President, Auditing, Business Ethics and Integrity (314-355-8285). We may also report accounting or auditing concerns to Olin's 24-hour Help-Line service on a confidential or anonymous basis.

All books and records of our company are subject to review and independent audit. If asked to respond to requests by internal auditors, legal staff, independent accountants, or special counsel, our responses must be complete and truthful. We must disclose all relevant-or potentially relevant-information, even if the request is not specific as to what information is required.

QUESTION: Victor, who works in Accounting at Olin, notices an invoicing error-but since it's in our company's favor, he decides to ignore it. Is this a problem?
ANSWER: Yes. Victor should bring this error to his manager's attention so that it can be corrected. Keeping accurate books and records is an important responsibility that we all share.

Confidential information
Some of our company's most valuable assets are intangible and include our trade secrets and company confidential information. We must protect these assets and not disclose them to outsiders unless there is a clear business purpose or justification for the disclosure and a company-approved confidentiality agreement has been signed by the recipient. In addition, we must take care to avoid discussing business matters within hearing distance of unauthorized personnel including co-workers, family and friends.

Some examples of confidential information include:

•	Undisclosed financial information and earnings reports

•	New product offerings

•	Product costs and volumes

•	Marketing, pricing or service strategies

•	Procurement plans

•	Commercial business negotiation information

•	Capital requirements and plans

•	Merger, acquisition, divestiture or business plans

•	Confidential technical data

•	Confidential product performance information

•	Proprietary or classified government information

•	Proprietary computer software

•	Supplier and subcontractor commercial information

QUESTION: David was part of an Olin team that developed an innovative and confidential new production process. David is proud of the role he played, and wants to explain to a friend at another company in our industry how the new process improves on the old one. Can he tell his friend about it?
ANSWER: No. Sensitive information related to our business must be protected from unauthorized disclosure. David should not discuss the process he helped to create with people who don't have a business reason to know-and especially not with someone who works for a company in our industry. By safeguarding this information, David is protecting our trade secrets and helping us to remain competitive.

Intellectual property and copyrights
Intellectual property laws provide an incentive for the creative efforts and research and development that support innovation. These laws make it possible for companies like Olin to invest in new ideas and processes. Our intellectual property consists of our patents, copyrights, trademarks and trade secrets as well as designs for products and software programs created by other companies that are copyrighted or otherwise restricted.
We must vigorously protect our own intellectual property rights as well as the rights of others. We can do this by fully documenting product development research and using appropriate company trademarks and copyright notices on all correspondence, articles, manuals or other papers. In order to protect the intellectual property rights of others, we must:

•	Use only authorized copies of software

•	Photocopy magazine/journal articles or other publications only when we have the authority or license to do so-and make only as many copies as needed

•	Avoid asking new hires for trade secrets belonging to their former employers

•	Double check to be sure we have authorization to use trademarks belonging to other companies

•	Take care to mark products with the right patent notice

To Learn More: Refer to Corporate Policy 5.4, Intellectual Property.
Safe and Appropriate Use of Our Networks
Whether we are in our office or traveling outside our workplace, we each have the responsibility to protect our company's networks and information. This means that we must learn and follow the data protection and information security rules that apply to our jobs.
To avoid security breaches, we must follow all cyber-security control procedures for network systems, company computers and other electronic devices. All devices that are connected to our company's network-whether personally owned or issued by Olin-must have appropriate access protection and be equipped with approved virus-scanning software with a current virus definition file.
We must also be sure that our portable devices, such as laptop computers, smart phones and storage devices are secured at all times and that any confidential information stored on these devices is password protected. In addition, we must never share passwords or leave password information in a place where it can be seen by others-even while working in our various premises. If we suspect that any of our data has been tampered with or is missing, we have an obligation to report what we know to our manager and the IT department immediately.
E-mail and the Internet
Our use of company networks for e-mail and Internet access is both a necessity and a privilege, and we must use the highest standards of conduct in all of our usage and communications. This is true whether we are accessing Olin's network from an Olin-owned computer in our workplace or whether we are accessing the network remotely from our home, hotel or another non-Olin location.
We must also remember that our networks and information systems are for company-related business purposes. While limited personal use may be acceptable if it is authorized by our work location, all personal usage must conform to our Code and not interfere with our job responsibilities or the safe operations of our network.
We can help protect our company networks and resources by avoiding the following when using Olin's networks:

•	Downloading unauthorized applications or software programs

•	Sending or receiving personal instant messages

•	Accessing personal e-mail services

•	Soliciting for commercial, charitable, religious or political causes

Use of social media
Social media tools, such as Facebook, YouTube, Twitter and blogs are transforming the way people and businesses communicate. Social media benefits us by allowing us to participate in a vast number of online forums, learn from each other and our industry contacts, and make connections. However, because communications made public on a social media site are instantaneous and permanent, we must use the highest care in protecting our company's confidential information, data and reputation as a leader in our industry.
Here are some guidelines when using social media, whether for business or personal reasons:

•	Know and follow our Code. Our online activities must follow the same rules that apply to us at any other time.

•	Use common sense. Remember that the Internet is a public and permanent place.

•	Preserve our network resources. Limit use of social media during work time to business-related activities.

•	Don't speak on Olin's behalf unless you have been specifically authorized to do so. Clearly state that your opinions are your own and do not necessarily reflect those of our company.

•	If you post comments endorsing our products, clearly disclose that you work for Olin. Never use aliases or otherwise pretend to be someone you are not.

•	Be alert to disparaging posts about our company's products and services, but don't respond on your own. Notify Public Affairs and let an authorized Olin spokesperson handle the situation.

•	Protect our company's confidential information. Don't post customer information, pricing, trade secrets, financial information, business plans or other commercially sensitive information.

•	Be respectful. Never post obscene, threatening or harassing comments or post any comments that disparage customers, suppliers or other business partners.

•	Respect copyrights. Don't post intellectual property owned by others unless you have permission from the owner.

QUESTION: Sam reads an industry blog that reviews products in our industry. In one post, the blogger is very critical of a particular Olin product. Sam thinks the comments are inaccurate and unfair and decides to type an angry response. Is this the best way to handle the situation?
ANSWER: No. Unless Sam is an authorized Olin spokesperson, he should not try to respond to negative comments about our company or our products on his own. He should notify a Public Affairs representative so that an authorized spokesperson can determine the most appropriate response.

Network monitoring
Our IT and Security departments work to protect our networks and our data from loss, interruption, virus attacks and other compromises or legal issues. In order to do so, Olin reserves the right to retrieve or review any message or computer file that may be sent or received through Olin's networks. For this reason, we should not expect privacy when using Olin's e-mail and computer resources.

Ensuring No Conflicts of Interest
Each of us, at every level of the company, must take care to be free of any influence, interest or relationship that could conflict with the best interests of our company. This means that our personal financial, business and other activities must never make us biased or partial in a way that would negatively affect our work for Olin. In order to maintain our company's good reputation-and our own-we should avoid situations when they raise even the suggestion of a conflict of interest.
Outside employment
We must be careful to avoid a conflict of interest when we seek employment outside of our company. If we take a second job or perform services for another company, our work must not interfere or conflict with our responsibilities at our company. In addition, company policy does not permit us to work for or provide services to any Olin competitor, customer or supplier (or any company seeking to become an Olin competitor, customer or supplier) without prior approval from management. This policy also applies to any family member as defined below.
A family member includes a spouse, child, sibling, parent, stepchild, stepparent, as well as mother-, father-, son-, daughter-, brother-, or sister-in-law, and any other person living with you, except tenants and household employees.

In addition to outside employment with other companies, independent business activities such as operating a part-time or “side” business have the potential to create a conflict if the business activities compete with Olin's interests or reflect negatively on Olin. For this reason, if we have a side business that we fully or partially own, the business may not act as a supplier to Olin, or to a current or potential Olin competitor, customer or supplier, without advance disclosure and approval.
Officers of Olin Corporation may not serve as a director, officer, employee, partner, consultant, agent or representative of a business concern not affiliated with Olin without prior approval of Olin's Board of Directors.

Conflict:
Stephen works weekends in a maintenance company he co-owns with a friend. He would like to do contract work for an Olin manufacturing facility-it would boost his business and save Olin money.
However, this would be a conflict of interest for Stephen. If the situation changed so that the arrangement wasn't favorable for both Olin and his maintenance company, he would have to choose between the best interests of the two companies. We should avoid ever getting in that position.

Not a conflict:
Sarah is thinking about getting a second job at a local department store. As long as the second job doesn't prevent Sarah from devoting the time and effort she needs to do her job at Olin, it shouldn't be a problem.
If she has questions, she should contact her manager, Human Resources Department or the Ethics Office to discuss the situation before accepting the job.

Investments in other companies
Olin respects our right to invest in other companies as long as our financial interests do not affect our judgment or activities on behalf of Olin or jeopardize our reputation. For this reason, neither we nor any of our family members as defined above may have a significant investment in any business concern that does or seeks to do business with our company, or any competitor of our company, unless it has been fully disclosed in writing to management and a determination has been made that a conflict of interest does not exist. Also, even in the absence of a financial interest in another business organization, we should be aware that the potential for a conflict of interest may exist if we or a family member receive a significant benefit such as substantial commissions or bonuses from another organization if it does business with Olin.
A “significant” financial interest is a 5% or more ownership interest in, involvement with (including as a director, officer or partner) or obligation to or from, any business organization which does or seeks to do business with Olin. A “business organization” includes any not-for-profit entity to which Olin makes contributions and any competitor of Olin.
Working with family and friends
In certain situations, the work activities of family members can create a conflict of interest. To avoid conflicts, Olin does not generally allow direct supervision of a family member. Where family members work in the same department or location, Olin makes sure that job duties and overtime assignments are based on objective criteria and that pay decisions and job performance evaluations are handled by an independent person.
We should also be aware that a conflict of interest may exist, or appear to exist, in situations where a family member works or performs services for an Olin competitor, customer or supplier, especially if we or someone who reports to us has business dealings with the company or family member. We should always report questionable situations to our manager upfront-as soon as we become aware it-to avoid even the appearance of a conflict in our dealings with family.

QUESTION: John's wife has just accepted a position with one of Olin's suppliers. Is this a conflict of interest?

ANSWER: It depends. This could be a problem for John if he or someone who reports to him has business dealings with the company or plays a role in selecting his wife's company as a supplier. It's always better to tell our manager about such a relationship up front and not participate in any decisions or negotiations with the supplier until Olin has had the opportunity to evaluate the situation.

Corporate business opportunities
We are expected to promote Olin's interests when the opportunity to do so arises. This includes situations where we personally benefit from an opportunity that we developed or learned about in the course of our employment with Olin. For example, developing an opportunity related to any current or prospective Olin business without Olin's knowledge and consent would be a conflict of this type. A conflict of interest may also exist (even if we don't personally benefit) if we were to offer the benefits of the opportunity to another person or organization.
Memberships on boards and committees
Olin encourages us to participate in professional organizations and community activities. However, our participation must not jeopardize our reputation or distract us from the performance of our jobs. We are not required to obtain approval for serving on the board of a nonprofit organization as long as the organization does not receive contributions or other payments from Olin and our activities do not conflict with our job responsibilities or reflect negatively on Olin. Advance approval is required for service on the board of directors of any other organization.
To Learn More: Refer to Olin's Corporate Policy 3.2, Conflict of Interest.
Inside information and securities trading
From time to time, we may have access to material inside information about our company or other companies that we do business with. Material inside information is information that is not available to people outside of Olin, but that a reasonable investor would consider important.
Securities laws and Olin policy prohibit us from using inside information to influence our own or anyone else's investment decisions regarding Olin or any other company with which we do business. For this reason, we must be careful not to trade in any Olin securities whenever we believe that we are in possession of material nonpublic information. We must also be careful not to “tip” anyone else, including family and friends, who could disclose the inside information to others. Tipping also includes discussions in social media including Internet bulletin boards, blogs or chat rooms.
Examples of material inside information include:

•	Unpublished financial results

•	News of plans for a merger or acquisition

•	Changes in top management

•	Information about new products or services

•	Changes in pricing or demand for Olin products

•	Unusual or large company borrowing

•	Dividend policies or news of a stock split

To Learn More: Refer to Olin's Corporate Policy 1.8, Insider Trading. This policy includes details on pre-clearance of trades as well as other requirements for corporate officers and higher level managers.

QUESTION: Peter hears confidentially from a friend in another department that Olin is negotiating to acquire a certain company. Peter thinks that Olin's stock price will go up when the news is announced, so he decides that it would be smart to purchase Olin shares now. May Peter purchase stock now that he has learned about this potential acquisition?
ANSWER: No. Peter must not make any trades based on this non-public, material information. If he buys or sells stock in Olin now that he has learned this information, he will be considered to have traded based on that information, even if he believes the acquisition may not actually happen. Any non-public information that a reasonable investor would consider important when deciding whether to buy, sell or trade a company's stock can be considered inside information.

Providing Gifts and Entertainment
Gifts
Although exchanging gifts can help to build strong working relationships with our various business partners, it also has the potential to create a conflict of interest, or at least an appearance of a conflict. For this reason, any gifts that we offer or accept in a business relationship must be infrequent and valued at less than $100 (U.S. dollars). Gifts include tangible merchandise such as specialty items bearing a company logo, gift baskets, specialty food items or gift certificates redeemable for meals, goods or services.
Gifts include tickets to entertainment venues such as sporting, cultural or other events when the host or provider is not in attendance. For example, providing baseball tickets to a customer who will not be accompanied by an Olin employee is not entertainment, it is a gift. Accepting tickets to a concert unaccompanied by the Olin supplier or potential supplier who provided them is considered a gift. In both of these situations, the offer of entertainment would be considered a gift and must have a total value less than US$100.
Certain gifts are never acceptable:

•	Gifts of any kind, regardless of value, to foreign officials or U.S. government employees, or gifts that are solicited or offered in situations involving government contracting or subcontracting

•	Gifts that are solicited or offered in exchange for personal gain or unfair business advantage

•	Gifts in cash or cash equivalents such as stocks, bonds, stock options, loans or certificates redeemable for cash

•	Gifts that are illegal, sexually-oriented or that would violate our commitment to mutual respect

Occasionally, a gift that exceeds the US$100 limit may be offered or accepted in certain situations. Usually these situations involve a group event attended by an Olin employee and representatives of one or more other companies where the item is provided to all attendees. There may also be a situation where a more expensive gift item is presented in recognition of a special event or milestone. However, any gift that exceeds the US$100 limit must be approved by a Senior Staff Officer or, in the case of a foreign subsidiary, the Executive Officer of that location.

QUESTION: Angie receives a gift from an important supplier that exceeds the US$100 limit. What should she do?
ANSWER: At times, we may receive an unannounced gift from a supplier or other business partner that exceeds our gift limit of US$100. In this case, Angie has the option of returning the gift with a note explaining Olin's policy on gifts, turning it over to Olin for display, using it in an employee giveaway, donating it to a charitable organization, or if the item is a perishable food item, sharing it with all members of her department.

Meals and entertainment
We may offer or accept meals and entertainment in connection with a business relationship as long as they are reasonable and customary with respect to frequency and cost, and the provider is in attendance. If the provider is not in attendance, anything offered or given is considered a gift and is subject to Olin's US$100 gift limitation.
“Reasonable and customary” means that the meals or entertainment are:

•	Consistent with acceptable business practices for the industry and geographic location

•	Infrequent in nature

•	Not lavish or extravagant

In addition, since we are representing our company, the entertainment must not violate Olin's Code, the business standards of the other party or include any establishment or activity that would reflect negatively on our company. An example is sexually-oriented entertainment or entertainment that exploits anyone's ethnic identity, race or religion.

QUESTION: Maria manages several of Olin's suppliers. Maria likes to meet in person whenever possible, especially when she is working with one supplier in particular. Whenever she visits their offices, they take her to an expensive restaurant, and several times a year, they invite her to ball games and other events. Recently, she's been going there every month. Could Maria be violating our meals and entertainment policy?
ANSWER: Possibly. Occasional, moderately priced restaurant meals and other entertainment can foster goodwill between our company and a business partner. However, we should keep in mind that accepting entertainment from a particular company on a frequent basis may become-or appear to become-a conflict of interest. Maria should discuss these invitations from the supplier with her manager to make sure that she is following our policy.

Offers of travel and lodging
We may not accept gifts of commercial transportation, lodging, or other living and travel expenses unless we are part of a group, the supplier or customer representative is present, the trip is business-related and the activity is approved in advance by a Senior Staff Officer or, in the case of a foreign subsidiary, the Executive Officer of that location.
To Learn More: Refer to Olin's Corporate Standard Procedure 4, Business Travel, Entertainment and Gifts.

Our Responsibility to Our Customers, Suppliers and Business Partners
Product Quality
The integrity and quality of our products and services is fundamental to the reputation of our company and the ultimate success of our businesses. All of our products and services must meet appropriate inspection, testing and quality criteria in accordance with contract and government requirements.
With respect to quality and testing, we have the following responsibilities:

•	Take personal responsibility for ensuring product quality

•	Know which tests must be performed

•	Know how to carry out these tests

•	Record test results accurately

We must complete all test documentation accurately and promptly. We must never:

•	Falsify, alter or distort any inspection or test documentation or software

•	Improperly or erroneously record inspection or test results

•	Mislead any customer's representative

•	Falsely certify or state that required inspections or tests were performed or that test documentation is available

•	Use incomplete or improper inspection or testing protocols or procedures

QUESTION: Lauren works in the Quality Assurance department. A contract that she works on specifies some particularly rigorous testing to pass inspection. It includes one test that, in Lauren's experience, almost never reveals any problems. Because the deadline to ship the product is very tight, Lauren wants to skip the test this week. Would that be okay?
ANSWER: No. Lauren must make sure that her team conducts without exception all the testing required by the contract. Even if the test rarely reveals a problem, Olin is obligated to perform all inspections, testing and quality assurance procedures, exactly as specified in the contract unless a change is authorized by the customer.

Working with Our Suppliers
We provide an open, competitive opportunity for our suppliers and other business partners to earn a share of our business. Our purchasing decisions are based solely on objective factors such as quality, price, service and supply capabilities.

We also respect the terms of supplier contracts and licensing agreements and maintain open, honest dialogue consistent with good business practices. All information received from a supplier or other business partner, including pricing, technology or proprietary design information, is safeguarded and not disclosed to anyone outside of Olin without the organization's written permission.
Competing for Business
We seek to outperform our competition fairly and honestly. We advertise, promote and label our products in a factual, honest and informative way. We will not make false or malicious statements about our competitors. We will not take unfair advantage of anyone through abuse of privileged information, misrepresentation of material facts or any other unfair business practice.
Fair competition and antitrust
Competition laws vary by country. U.S. laws include antitrust and other trade laws and regulations that prohibit anti-competitive behavior such as price-fixing and efforts to eliminate competitors. U.S. antitrust laws may apply to Olin's activities outside the U.S. if they have an impact on domestic or international commerce. We must all understand the basic requirements of the competition laws that apply to our business activities. Penalties for antitrust and other competition law violations can be severe including jail time and large fines.
Never talk to or exchange information with competitors, customers, distributors or suppliers about:

•	Prices or credit terms

•	Suppressing, rotating or submitting complementary bids

•	Costs, profits or margins

•	Dividing up markets, orders, or customers

•	Limiting production or sales volume

•	Distribution methods or allocations

•	Boycotting a supplier, customer or competitor for commercial reasons

In addition, we must always consult with Olin's Law Department before proposing or entering into any agreements or understandings that:

•	Require suppliers or customers to conduct business with Olin before we will purchase or sell to them

•	Restrict a customer's choices in using or reselling our products or services

•	Require a customer to purchase one Olin product or service as a condition to purchasing another Olin product or service

•	Restrict any party's freedom to conduct business with or produce or provide any product or service with any other party

•	Restrict the freedom of a licensee or licensor of any patent, copyright or licensing arrangement

QUESTION: Bill was asked by an Olin competitor to agree to alternate bids for new contracts. One time Olin would bid the lower price, and the next time the competitor would bid the lower price. Can Bill discuss alternating bids with a competitor?
ANSWER: No. We must never discuss rotating or alternating bids or other forms of bid rigging with any competitor. If a competitor ever initiates a discussion about any form of bid rigging, stop the conversation and walk away. Report any attempt to discuss pricing plans to the Law Department immediately.

Participation in trade associations and conferences
Olin is a member of various industry and trade associations where employees of our company meet with employees of our competitors to discuss issues of common concern to the industry. Because these meetings involve contact with our competitors, they raise issues of compliance with antitrust laws. If we attend trade association meetings or serve in any capacity on committees, we must avoid any formal or informal discussion regarding prices, discounts, terms and conditions of sale, exclusion of members or standardization of terms, product specifications or warranties. If we become aware of any discussion of these issues at a trade association meeting, we should immediately leave the room and contact Olin's Law Department.
Gathering and using competitive information
Learning about our competitors is good business practice, but it must be done fairly and ethically and in compliance with all laws and regulations. We should seek competitive information only when there is a reasonable belief that both the receipt and the use of the information are lawful. Competitive information includes anything related to the competitive environment or to a competitor's products, services, markets, pricing or business plans.
Legitimate sources of competitive information include publicly available information such as news accounts, industry surveys, competitors' displays at conferences and trade shows, and information publicly available on the Internet. We may also gain competitive information appropriately from customers and suppliers (unless they are prohibited from sharing the information) and by obtaining a license to use the information or actually purchasing the ownership of the information.
We must never seek or use:

•	Information about a competitor's bid if Olin is involved in the bidding, especially on government contracts

•	Information obtained by unethical or illegal means including theft, bribery, eavesdropping or unauthorized recording of a customer or supplier

•	Proprietary information that has been copied, drawn or photographed

•	Information obtained in exchange for compensation, employment considerations, gifts or anything else of value

•	Information about a former employer solicited from a new hire

•	Information containing technical or engineering data that may be protected by trade secret laws

QUESTION: When Craig receives an email from one of his newer customers, he finds an attachment with detailed information about an unannounced price increase from one of our competitors. Craig realizes that the email and attachment have been forwarded to him by mistake. Clearly, this could be useful information. What should Craig do with it?
ANSWER: Craig should not use this information or share it with anyone else, as it was not legitimately obtained. Craig should let the sender know that the e-mail and attachment were not sent to the intended recipient and that he will delete the information. Craig should also let his manager and the Olin Law Department know about the incident immediately.

Privacy of customer and consumer information
We have a responsibility to protect customer and consumer information that is provided to us. We also have certain obligations under data privacy laws, and we take these very seriously. We only access this information when we have a business reason to do so. We also take steps to protect the information against unauthorized use or release. Suppliers and other outside parties who have authorized access to this information are also responsible for protecting this information and should be monitored for compliance.

Participating in the Global Marketplace
Many of the countries in which we do business have different laws and customs. Those of us who engage in international business are responsible for knowing and complying with both the laws and regulations of the countries in which those businesses operate and the U.S. laws and regulations that apply outside U.S. borders. If U.S. law conflicts with local customs, or if local law is more restrictive than U.S. laws or company policies, we must always seek guidance on which law or policy to follow. Contact the Law Department for further information and guidance.
Anti-corruption
As part of our commitment to operating with integrity, we never resort to bribery or other corrupt practices. We believe in the excellence of our products, and we know that providing high quality is always the best way to win business. We also take our responsibility to follow all applicable anti-corruption laws very seriously.
Although Olin is a U.S. company, it conducts business throughout the world. As such, we are responsible for complying with the Foreign Corrupt Practices Act (FCPA) as well as the anti-corruption laws of other countries and international organizations such as the UK Bribery Act, the UN Convention Against Corruption and the OECD Convention on Combating Bribery of Foreign Government Officials. Because the consequences for violations can be severe-such as criminal or civil penalties, fines or termination of employment-we must each take care to know and strictly follow the anti-corruption laws applicable in all of our job duties.
The FCPA and other anti-corruption laws prohibit directly or indirectly offering or paying a bribe to any government official. Bribery is giving anything of value to a government official for the purpose of influencing the official's actions in a way that helps Olin obtain or retain business or other advantages. “Anything of value” is very broadly defined and can include such things as cash, gifts, meals, entertainment, travel and lodging, personal services, charitable donations, business opportunities, favors or offers of employment. There is no monetary threshold, so any amount could be considered a bribe.
A government official is also broadly defined and includes any person, regardless of rank or position, acting in an official capacity for:

•	Any government, including any department, agency, military branch, court or legislature, as well as customs or tax authorities

•	Any commercial enterprise that is partially or wholly-owned, operated or controlled by the government, such as a nationalized corporation or industry

•	Any political party, including party officials or candidates

•	Public international organizations such as the World Bank, the International Finance Corporation, or the Red Cross

Bribery can also arise in situations that do not involve a government official. Commercial bribery involves a situation where something of value is given to a current or prospective business partner with the intent to obtain business or influence a business decision. We must avoid participating in commercial bribery-or even the appearance of any such behavior-in all of our business dealings. In addition to bribery payments, we should also be aware of the following types of corrupt payments that we are responsible for avoiding:

A kickback is an agreement to return any sum of money to another party in exchange for making or arranging business transactions.
Facilitation payments are small payments to a government official, political party, or party official to secure or expedite the performance of routine services or actions that the company is otherwise entitled to receive, such as an ordinary license, phone service or immigration and work permits. Olin policy prohibits facilitation payments by our employees, officers, directors, consultants, agents, distributors, representatives and other third parties. If requested to make a facilitation payment, we must notify Olin's Law Department immediately.
Third party representation
Just as we do not pay bribes, we may never hire or ask a third party to do something that we may not ethically or legally do ourselves. A third party may be a consultant, agent, distributor, representative, contractor, joint venture partner, accountant, or any other business partner operating on Olin's behalf.
Employees and third parties alike should refuse any request or demand to participate in these types of illegal conduct. If requested to make an improper payment as part of a business transaction, we should decline to make the payment, report the matter to our manager and the Olin Law Department and await further instruction from the Olin Law Department. Our reputation for integrity is more important than the profit from any contract.
To Learn More: Refer to Corporate Policy 5.7, Anti-Corruption; Corporate Standard Procedure 42, Selection and Management of International Representatives; and Corporate Standard Procedure 4, Business Travel, Entertainment and Gifts.
Watch for these signs that a payment may be corrupt:

•	A request that a commission be paid in cash, in another name, or to an address in another country

•	Unexplained large expenses on a travel and entertainment expense report

•	An agent demanding a higher than normal commission for a transaction

•	Any agent or salesperson who says they are working with a government official to give our company the contract

QUESTION: Nadia and her manager work closely with a third party that is helping Olin bid for a contract. Nadia accidentally overhears her manager on the phone telling the agent that he can record something as a travel expense. She thinks that her manager is discussing a corrupt payment. What should Nadia do?

ANSWER: Even if Nadia has no proof that the payment is corrupt, she should report her suspicions to a higher level of management and the Olin Law Department. She may also report her concern confidentially or anonymously to Olin's Help-Line. Olin does not tolerate bribery under any circumstances, and our company could be liable for the actions of our agents and other third parties. We can't avoid liability by “turning a blind eye” to violations that may be going on around us, and we must never falsely record bribes as if they were legitimate expenses.

Watch out for the following "red flags" when selecting third parties:

•	A history of corruption in the country where a third party is being hired

•	Third parties with family or other relationships that could influence the buying decision

•	Third parties with a reputation for corruption or improper conduct

•	Unusually high commission requests

•	A third party who makes an approach near the award of a contract and indicates a "special arrangement" with a government official, political party or other official

•	A customer who suggests that an Olin bid be made through a specific agent or representative
Export restrictions and trade controls
Imports and exports
As an international company, Olin ships our products and materials across country borders on a regular basis. In all of our business activities, we must obey all applicable laws on imports and exports. Since Olin is based in the U.S., we follow U.S. import and export laws and regulations as well as any applicable local laws.
To be clear, an “export” can be any product, software, technology or piece of information that we ship to another country. Technology, software or information that is provided to a citizen of another country, regardless of where the person is located, can also be considered an export. We should all be aware and comply with international trade control laws and our company's policies, especially those of us who sell and distribute our products.

QUESTION: Cynthia is an engineer at Olin. She's been working closely with Keiko, an employee of a Japanese company that is building a new machine for Olin. Keiko and her team want to make sure that the new machine will work seamlessly with Olin's existing systems. In response, Cynthia e-mails several technical documents that include schematics for some of our equipment. Was Cynthia right to e-mail the technical documents?
ANSWER: No. Before sending the technical documents, Cynthia must confirm that she is authorized to send this documentation and that Keiko is authorized to receive it. She must also obtain an appropriate export license, if one is needed. Even though Olin has contracted with Keiko's company for this project, that doesn't automatically qualify Keiko and her team to have access to information or technology that would require an export license or use of a license exception to export. When working with international vendors, always coordinate closely with Purchasing and the Export Compliance department.

Trade controls
The United Nations and the U.S. and other countries impose international trade controls to protect national security, domestic economies and to promote foreign policy. Trade controls affect our international transactions including exports and re-exports of products, technology and software, as well as imports, travel, new investments and other financial transactions or dealings with any sanctioned countries.
We must not engage in international transactions with persons or entities from designated sanctioned countries without specific written authorization from the Olin Law Department. We must follow all relevant trade control restrictions in all of the countries where we operate. All transactions must be screened so that all licensing requirements are satisfied and that parties to the transaction do not include:

•	Embargoed countries and individuals or entities listed on the U.S. government debarred parties lists

•	Arms proliferation-related end users or parties named on the Department of Commerce and Treasury Lists

•	Any party known or believed to be acting in violation of U.S. or foreign laws and regulations
Boycotts
From time to time, we may receive a request-commonly as part of a contract-to boycott a certain country or company. Under the law, we cannot cooperate with any boycott request that is outside the sanctions described above. For this reason, we must not initiate any action, provide any information, or make any statements about countries, companies, or other entities that could be misinterpreted as cooperating with an illegal foreign boycott. All boycott requests must be reported immediately to Olin's Law Department.
To Learn More: Refer to Corporate Policy 5.6, Exports and Anti-Boycott or contact an Export Control Officer or Olin's Law Department.
Protecting human rights
As part of our commitment to good business practices worldwide, we uphold individual human rights in all of our operations. This means, in part, that we provide reasonable working hours and fair wages for those who work on our behalf. We also have a zero tolerance policy for the use of child or forced labor, or human trafficking practices. We expect our suppliers, consultants, contractors, subcontractors and other business partners to uphold the same standards.

Special Responsibilities When Working with Our Government Partners
Our company operates in a highly regulated environment. Many federal, state and foreign agencies direct how we conduct our business. For this reason, when we work with government agencies and officials from any country or are involved in bidding on or providing services under a government contract, we must also keep in mind that conduct that is acceptable in the commercial sector may violate government procurement laws or regulations. Violations can result in harsh consequences such as fines, penalties, debarment or suspension from competing for government contracts and even criminal prosecution of the company or individuals.
Ensuring Integrity in the Procurement Process
We must always ensure that we deliver our products in a manner that fully complies with government procurement laws and regulations. For example, for those of us working on U.S. government contracts, U.S. federal regulations such as the Federal Acquisition Regulation (FAR), the Anti-Kickback Act, the Truth in Negotiations Act (TINA) and the Procurement Integrity Act (PIA) govern our interactions with U.S. government agencies. Our Code gives an overview of some of these laws and policies, but because they are complex, if our job does or could involve procurement, we must know and follow the particular rules that apply to our work. Among other things, procurement laws and regulations require:

•	Accurate and complete tracking and billing of all labor and material costs

•	Faithful and strict conformity to all contract specifications and requirements

•	Precise and accurate accounting of research and development costs according to government rules

•	Adherence to any testing, inspection or quality assurance requirements, including full cooperation with any government inspector

•	Avoidance of any fraudulent demands for payment of money or the transfer of property, such as presenting a voucher while knowing the goods have not been inspected or accepted

•	Accurate and complete records relating in any way to government contracts including production records, equipment logs, inspection records, testing records, time cards and invoices
Restrictions on Gifts and Entertainment
Gifts and entertainment to officials and employees of the governments of the U.S. and other countries are highly regulated and often prohibited. For this reason, we should not provide any gifts or entertainment, regardless of value, to any U.S. government employee or official unless we know that they are specifically permissible under Olin's policies and applicable laws and regulations.

QUESTION: Mark works on a Winchester contract with the U.S. government. He knows he can't buy his customer a meal at a restaurant, but he's unsure if he can entertain him in his home. What should Mark do?

ANSWER: Mark should not entertain the government employee in his home. Government contracting rules and Olin's policy prohibit giving meals, gifts or anything else of value to U.S. government officials except for minor refreshments at business discussions. Gifts and entertainment offered to government officials at the state and local level and in locations outside the U.S. are also highly regulated. We must never provide gifts or entertainment to a government official unless we know that they are specifically allowed under applicable regulations. Contact the Olin Law Department for guidance.

Classified, Proprietary and Source Selection Information
We must follow all security regulations of the U.S. government and any other government with jurisdiction over our operations. These regulations cover such things as plant and office security and the proper handling of classified information.
Access to classified information is restricted to only those individuals with appropriate government security clearance and a valid need to know. We must report actual or potential security violations immediately to our location's Security office or Olin's Law Department.
Government regulations also prohibit us from soliciting or possessing “proprietary” information such as cost or pricing data as well as “source selection” information such as bids, technical evaluation plans and other sensitive information and documents. If we believe that classified, proprietary or source selection information has been revealed, we must immediately report the situation to our manager or Olin's Law Department.
Performing All Contract Requirements
When Olin accepts government contracts and subcontracts, we have an obligation to ensure that we administer those contracts appropriately and legally. This means that we are each responsible for knowing and complying with the exact requirements of the contract at all times. Deviating from a contract's specifications without authorization or by neglecting to perform required tests and inspections is prohibited.
It is also imperative that we provide only accurate, complete and honest information to our government customers-and all customers, for that matter. This requires that we properly record and categorize all costs and carefully review all documentation to ensure its accuracy prior to submission.

QUESTION: Our government contract requires that we purchase a product component from a specific supplier. Recently, an Olin purchasing manager found a cheaper source of the component. Can Olin switch suppliers?
ANSWER: No. Olin must purchase raw materials and product components exactly as specified in the contract. A change of any specification, including the source of supply, without the government's prior approval may violate legal and contractual provisions. This is true even if the new component is of higher quality or costs less.

Reporting Requirements
Because of the importance and potential legal ramifications associated with U.S. government contracting, we are required to report any known or suspected contract violation any time that we have reasonable evidence that we have violated a law or been overpaid-whether deliberately or as an honest mistake. In these situations, we must raise the issue with our manager and Olin's Law Department and promptly disclose the situation exactly as the regulations specify.
Cooperating Fully with Government Inspections and Investigations
We cooperate with government inspections and are courteous to inspectors. We must notify the Law Department immediately if we learn about any inspections, investigations, or requests for information from any outside organization.
During an inspection, we must never destroy or alter any documents, lie to or mislead an inspector, or obstruct the collection of information. The Law Department will assist in reviewing any information requested by an inspector before it is released.
Hiring Former Government Employees
Certain local laws and regulations may restrict Olin's ability to hire recent government employees involved in awarding or administration of Olin contracts. We should contact the Human Resources Department before we have any formal or informal discussions with current or former government employees about the possibility of working for Olin.
To Learn More: Refer to Olin's Corporate Standard Procedure 60, Doing Business with the U.S. Government.

Our Responsibility to Communicate with the Public
Public Disclosures
Olin strives to communicate with the public in an accurate and consistent manner. To be sure that we comply with all public disclosure laws and regulations and protect the interests of our company, statements to the public or media on behalf of the company may only be made by those employees specifically authorized to be company spokespersons.
Inquiries from investors or security analysts, either verbal or written, should be referred to Olin's Investor Relations office. Inquiries relating to other matters, including requests for information from the media, should be directed to an Olin Public Affairs contact.
To Learn More: A current list of Investor Relations and Public Affairs contacts is available in the Investor Relations section of Olin's website at http://www.olin.com.

QUESTION: Neil gets a phone call from a journalist who wants to talk about our industry. When the journalist suggests that the industry outlook is poor, Neil tells her that isn't true. On the contrary, Neil says, he heard just this morning that Olin is planning an expansion of the facility where he works. How should Neil have handled this situation?
ANSWER: Neil should have referred the journalist to a Public Affairs contact and promptly advised the Public Affairs contact about the media inquiry. Even though the journalist contacted Neil, he is not an authorized spokesperson for the company. Public Affairs is responsible for communicating to the media in a way that is consistent with company policy and regulations on public disclosure. Further, Neil should not have told the journalist about the possible expansion, which is confidential company information until it is officially announced to the public.

Political Contributions and Activities
We are encouraged to get involved in or contribute to the political activities of our choice. Olin respects the value of the political process, but our political activities must be limited to our personal time and resources.
Olin will not make any contributions to political parties, candidates or public officials, except as permitted by federal, state or local laws. Contributions made by individual employees, agents or other representatives will not be reimbursed directly or indirectly by Olin, even when made in Olin's name. However, Olin does have a Political Action Committee (PAC) to which U.S. employees may contribute. The PAC can legally make campaign contributions to political candidates and organizations in the U.S. All employee contributions to the PAC are completely voluntary.

With the exception of the PAC, we should not use company time or resources for political activities. This prohibition includes using telephones, e-mail, faxes and photocopying machines, as well as soliciting contributions. As a way of showing respect for others, we should not pressure our fellow employees or suppliers to make a political contribution, volunteer for a political activity or attend a political event.

QUESTION: Brent's sister is running for a seat on their local school board. Brent knows that many of his coworkers have school-age children, and he thinks that they will be very interested in his sister's ideas. He wants to send an informative email to his department to let everyone know about his sister's candidacy. Should he do this?
ANSWER: No. Brent should not send the email. Although Olin encourages us to get involved in political activities, Brent shouldn't use company time or email to further his sister's cause. It could incorrectly suggest that her candidacy has Olin's support.

Important Contact Information
The Ethics Office
Corporate Ethics Office:
Olin Corporation
Ethics Office
190 Carondelet Plaza, Suite 1530
Clayton, MO 63105
314-355-8285
E-mail: ethics@olin.com
Division Ethics Office:

Chlor Alkali Products	Winchester Ammunition	K. A. Steel
Division Ethics Office	Division Ethics Office	Division Ethics Office
490 Stuart Road NE	600 Powder Mill Road	1001 31st Street
Cleveland, TN 37312	East Alton, IL 62024	Downers Grove, IL 60515

A current list of Ethics Officers for all Olin locations is available on Olin's internal employee network at: http://InsideOlin/BusinessPractices/Ethics/default.aspx.
The Olin Help-Line
The Olin Help-Line is a confidential telephone and Internet reporting service available to employees and other stakeholders. Individuals may raise issues and concerns anonymously on the Olin Help-Line. The Help-Line is available 24 hours a day, seven days a week, and translation services are provided for non-English speakers.

•	Call toll-free in the U.S. and Canada: 1-800-362-8348

•	Other locations, call the USA collect: 203-750-3100

•	On the Internet, go to: http://www.olinhelp.com

Additional Resources

Human Resources	Law Department	Environment, Health & Safety
Olin Corporation	Olin Corporation	Olin Corporation
190 Carondelet Plaza, Suite 1530	190 Carondelet Plaza, Suite 1530	3855 North Ocoee Street, Suite 200
Clayton, MO 63105	Clayton, MO 63105	Charleston, TN 37312
Telephone: 314-480-1400	Telephone: 314-480-1400

Employee Assistance Program
Olin's Employee Assistance Program (EAP) offers confidential, prepaid counseling services to any employee or family member of an employee who needs help with personal problems, including drug and alcohol problems. For program details and a local phone number, contact your Medical Department or Human Resources representative.

Policies
For more information on the topics covered in this Code, please refer to these policies:
Treating Each Other With Respect

•	Corporate Policy 2.4, Anti-Harassment

Ensuring Our Workplace is Alcohol and Drug-Free

•	Corporate Personnel Policy 28-A, Substance Abuse

Preventing Violence in Our Workplace

•	Corporate Policy 2.3, Environment, Health and Safety

Protecting Company Assets

•	Records Management Handbook

•	Records Retention Rules

•	Corporate Policy 5.4, Intellectual Property

Ensuring No Conflicts of Interest

•	Corporate Policy 3.2, Conflict of Interest

•	Corporate Policy 1.8, Insider Trading

Providing Gifts and Entertainment

•	Corporate Standard Procedure 4, Business Travel, Entertainment and Gifts

Participating in the Global Marketplace

•	Corporate Policy 5.7, Anti-Corruption

•	Corporate Standard Procedure 42, Selection and Management of International Representatives

•	Corporate Standard Procedure 4, Business Travel, Entertainment and Gifts

•	Corporate Policy 5.6, Exports and Anti-Boycott

Special Responsibilities When Working With Our Government Partners

•	Corporate Standard Procedure 60, Doing Business with the U.S. Government